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EXHIBIT 99(a)

[CORNERSTONE PROPANE LOGO]

NYSE SYMBOL—CNO

IMMEDIATE RELEASE
    CONTACT:
Watsonville, California
    CornerStone Propane
November 30, 2001
    Richard D. Nye, Acting CFO

        (831) 724-1921

CornerStone Completes Replacement of Bank Facility

Watsonville, California—CornerStone Propane Partners, L.P. (NYSE: CNO), ("CornerStone" or the "Partnership"), today reported it has completed an agreement for a $50 million lending facility to replace the $80.7 million bank credit agreement that was expiring today. During the past year, CornerStone sold its Canadian crude business, reduced the scope of its natural gas business and refocused its Coast Energy Group business on natural gas liquids, comprised primarily of propane. These actions have significantly reduced the requirements for its working capital facility.

The new credit agreement extends through Nov. 28, 2002, provided certain provisions and covenants are met, and includes a revolving credit and term loan commitment. NorthWestern Corporation has agreed to guaranty CornerStone's obligations under the credit agreement. NorthWestern is CornerStone's largest unitholder and CornerStone Propane GP, Inc., a wholly owned subsidiary of NorthWestern, manages the operations of the Partnership.

The credit agreement may terminate on March 31, 2002, if NorthWestern does not conclude its pending acquisition of The Montana Power Company's energy transmission and distribution business. NorthWestern is nearing completion of the Montana Power transaction with the Sept. 21, 2001 approval by Montana Power's shareholders. The transaction is still subject to customary closing requirements, including final approval from the Montana Public Service Commission.

Should the closing of the Montana Power transaction fail to occur by March 31, 2002, Cornerstone could seek a waiver of the provision or a replacement credit facility, either on a stand alone basis or in conjunction with similar credit support provided by NorthWestern on terms mutually agreed to by the parties. However, there can be no assurances that these efforts would be successful. The new lenders have agreed to extend the maturity to November 28, 2002 if the partnership elects to suspend further distributions in the extension period.

Credit Suisse First Boston is the administrative agent for the credit agreement. Co-arrangers include Barclays Capital and CIBC.

The credit guaranty provides for a cash fee to NorthWestern, accrued in advance. The payment of such fee is subordinated to the repayment of the new lending facility. In addition, at closing, CornerStone will issue five-year warrants to NorthWestern to purchase 487,179 master limited partnership common units, immediately exercisable at an exercise price of 10 cents per unit.

Keith G. Baxter, president and chief executive officer, said, "The credit facility and credit support committed by NorthWestern should provide CornerStone with adequate working capital to meet our anticipated operating needs as we continue to work to strengthen our balance sheet to gain further financial flexibility."

Cornerstone Propane Partners, L.P. is a master limited partnership. The Partnership is one of the nation's largest retail propane marketers, serving approximately 470,000 customers in more than 30 states. Through its North American energy solutions service team, Coast Energy Group, the Partnership also supplies, purchases, processes and markets natural gas liquids, natural gas and crude oil. For more information, please visit our website at www.cornerstonepropane.com.

NorthWestern Corporation, a Fortune 500 company, is a leading provider of services and solutions to more than 2 million customers across American in the energy and communications sectors. Further information about NorthWestern is available on the Internet at www.northwestern.com.

        The information presented herein contains "forward-looking statements" based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Distributable cash will depend on the Partnership's future operating performance, capital expenditure needs, access to financing and prevailing economic, financial, business, weather and other factors, certain of which are beyond its control. For a discussion of the risk factors, future performance and liquidity, see "Forward-Looking Statements" in our annual report on Form 10-K for the year ended June 30, 2001, filed with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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  EXHIBIT 99(a)